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         PROSPECTUS SUPPLEMENT FILED PURSUANT TO RULE 424(B)(3) AND (C)
          (TO PROSPECTUS DATED OCTOBER 22, 1998) FILE NUMBER 333-61477

                           VION PHARMACEUTICALS, INC.
                        2,950,152 SHARES OF COMMON STOCK
                       280,501 REDEEMABLE CLASS A WARRANTS
                       561,602 REDEEMABLE CLASS B WARRANTS

This Prospectus Supplement supplements the Prospectus dated October 22, 1998 relating to:
2,950,152 shares of common stock
280,501 redeemable Class A Warrants
561,602 redeemable Class B Warrants

The securities are being offered for the account of the selling securityholders. The common stock listed below is underlying unit purchase options initially acquired from Vion by D.H. Blair & Co. Inc. in August 1995 in connection with our initial public offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meanings assigned to them in the Prospectus. On August 16, 2000 closing price of a share of our common stock on the Nasdaq National Market was $10.25. Our common stock is traded under the symbol "VION." There is no public market for the warrants, which expired on August 13, 2000.

The section entitled "Selling Securityholders" is hereby amended to add one individual (as transferee of Esther Stahler, a previously listed Selling Securityholder) to the following table and to amend Esther Stahler's common stock holdings as follows:

NAME                                                    COMMON STOCK BEING SOLD
------------------------------------                    -----------------------
Esther Stahler (1)                                      148,444
Gitel Family Partnership (1)                            148,444
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(1)  Represents the aggregate amount of securities owned by the Selling
     Securityholder as of August 16, 2000 and prior to giving effect to the sale of the securities being offered hereby, except that Esther Stahler's children hold an aggregate of 31,542 additional shares of common stock which represents under 1% of the outstanding common stock. Esther Stahler is a general partner of Gitel Family Partnership and is deemed a beneficial holder of all shares held by that partnership and her children.

         SEE "RISK FACTORS" BEGINNING ON PAGE 3 OF THE ACCOMPANYING PROSPECTUS FOR A DESCRIPTION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

           The date of this Prospectus Supplement is August 17, 2000.

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